EXHIBIT 5.1

K&L GATES LLP SOUTHEAST FINANCIAL CENTER 200 SOUTH BISCAYNE BOULEVARD, SUITE 3900 MIAMI, FL 33131 T +1 305 539 3300 F +1 305 358 7095 klgates.com

June 9, 2020

Dolphin Entertainment, Inc.
150 Alhambra Circle, Suite 1200
Coral Gables, FL 33134

Ladies and Gentlemen:

We have acted as counsel to Dolphin Entertainment, Inc., a Florida corporation (the “Company”), in connection with the issuance and sale by the Company of 7,900,000 shares of common stock, par value $0.015 per share, of the Company (the “Shares”) pursuant to that certain Share Purchase Agreement, dated June 5, 2020 (the “Purchase Agreement”) between the Company and the purchasers identified therein. The Shares have been registered on a Registration Statement on Form S-3 (File No. 333- 222847) (such registration statement, including documents incorporated by reference therein, the “Registration Statement”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 12, 2018.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined the Registration Statement, the Purchase Agreement, the Company’s prospectus supplement, dated June 5, 2020, filed with the Commission pursuant to Rule 424(b) under the Securities Act (including the documents incorporated or deemed incorporated by reference therein) (the “Prospectus Supplement”), the Company’s Amended and Restated Articles of Incorporation, as amended, and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the Florida Business Corporations Act.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for pursuant to the Share Purchase Agreement, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on June 9, 2020 and to the incorporation by reference of this opinion in the Registration Statement and to the reference to this firm in the related Prospectus Supplement under the caption “Legal Matters”.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise of any subsequent changes in the facts stated or assumed herein or any subsequent changes in law.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP